Exhibit 2.2

TENDER AGREEMENT

THIS TENDER AGREEMENT (this “Agreement”) dated September 28, 2014, is entered into between Daiichi Sankyo Company, Limited (“ Parent “), Charge Acquisition Corp. (“ Purchaser “), and [                    ] (“ Stockholder “), with respect to (i) the shares of common stock, par value $0.001 per share (the “ Shares”), of Ambit Biosciences Corporation (the “Company”), (ii) all securities exchangeable, exercisable or convertible into Shares (“Convertible Securities”), and (iii) any securities issued or exchanged with respect to such Shares, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the “Merger Agreement”) pursuant to which Purchaser has agreed to make a cash tender offer for all of the outstanding Shares as described therein and thereafter merge with and into the Company (the “Merger”) with the result that the Company becomes a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto;

WHEREAS, Parent and Purchaser desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1 Lock-Up. Subject to Section 1.4, except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal, Stockholder may transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, (1) to any corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such Stockholder (including, for the avoidance of doubt, a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as such Stockholder or who shares a common investment advisor with such Stockholder), (2) as part of a distribution without consideration by such Stockholder to its current or former stockholders, partners, members or other equity holders, or (3) by operation of law, in connection with any merger, consolidation or liquidation of such Stockholder, (ii) in the case of a Stockholder that is an individual, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust, or (iii) in connection with the “net” or “cashless” exercise or settlement of any warrants, stock options, restricted stock units or other equity awards (including any transfer for the payment of taxes due as a result of such vesting or exercise whether by means of a “net settlement” or otherwise) pursuant to any outstanding securities; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person to which any of such Securities or any interest in any of such Securities is or may be transferred shall have executed and delivered to Parent and Purchaser a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

1.2 Binding Effect. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of law or otherwise, including without limitation, Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Shares or other Securities of the Company issued to or acquired by Stockholder.

1.3 Proxy.

(a) The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities which would be inconsistent with the proxy granted hereunder and hereby irrevocably appoints Parent as proxy for Stockholder to vote the Securities for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the holders of the Shares, in lieu of a meeting or otherwise, whether before or after the Acceptance Time (as defined in the Merger Agreement), solely for the purpose of voting the Securities for the adoption of the Merger Agreement and against any Acquisition Proposal (the “Approved Purpose”). Stockholder may vote the Securities in its sole discretion on all other matters not referred to in this Section 1.3(a), and Parent may not exercise this proxy with respect to such other matters. The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to Stockholder in connection with or as a result of any voting by Parent of the Securities or any execution of any consent for the Approved Purpose in accordance with this Section 1.3(a). The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities for the Approved Purpose in furtherance of its own interests, and Parent is not acting as a fiduciary for Stockholder.

(b) Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Stockholder agrees to vote (or cause to be voted) the Securities during the term of this Agreement (to the extent the Securities are not purchased in the Offer) in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement and against any Acquisition Proposal and otherwise as described in Section 1.3(a) at any annual or special meeting or action of the holders of the Shares in lieu of a meeting or otherwise.

(c) This irrevocable proxy shall not be terminated by any act of Stockholder or by operation of law, whether by the death or incapacity of Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

(d) The irrevocable proxy granted pursuant to this Section 1.3 will terminate on the Termination Date.

1.4 Tender of Securities. Stockholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the Shares beneficially owned as of the date hereof and set forth on Schedule I hereto to Purchaser in the Offer as soon as practicable following the commencement of the Offer, and in any event not later than ten (10) business days following the commencement of the Offer, or if Stockholder has not received the Offer Documents by such time, within two (2) business days following Stockholder’s receipt of such Offer Documents but in any event prior to the Expiration Date. Unless this Agreement has been terminated in accordance with its terms or the Offer is terminated, Stockholder shall not withdraw any such Shares so tendered; provided, however, that no Stockholder shall be required, for purposes of this Agreement, to exercise any unexercised Convertible Securities, Company Options or Company Warrants held by such Stockholder.

1.5 Public Announcement. Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law or by any Governmental Body exercising regulatory authority over such Stockholder or any of its Affiliates, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Section 1.5 shall terminate and be null and void upon the earlier of (i) the Termination Date and (ii) the consummation of the Merger.

1.6 Disclosure. Stockholder hereby authorizes Parent and Purchaser to publish and disclose in any announcement or disclosure required by the SEC, the NASDAQ Stock Market or any other national securities exchange and in the Offer Documents, (including all documents and schedules filed with the SEC in connection with the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement, in each case, in form and substance reasonably acceptable to such Stockholder; provided, that Parent and Purchaser shall provide each Stockholder a reasonable period of time to review such proposed disclosure prior to any public filing or disclosure thereof. Parent and Purchaser hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC or the NASDAQ Stock Market or any other national securities exchange.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Purchaser, as of the date hereof, solely with respect to such Stockholder that:

2.1 Ownership. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of, the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (“Liens”), other than those arising under the securities laws, the Company Warrants and other similar instruments governing the Convertible Securities or under the Company’s governance documents or under any registration rights agreement between the Company and Stockholder (collectively, “Permitted Liens”). At the time Purchaser purchases the Shares held by such Stockholder pursuant to the Offer and in accordance with the terms of the Merger Agreement and the Offer, such Stockholder will transfer and convey to Parent or its designee good and marketable title to the Shares included in the Securities, free and clear of all Liens created by or arising through Stockholder, other than Permitted Liens.

2.2 Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole power of disposition, with respect to the Securities with no restrictions on its rights of disposition pertaining thereto, except those restrictions arising under the Permitted Liens. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any law binding upon Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Stockholder’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have an adverse effect on Stockholder’s ability to dispose of any of the Securities. The Stockholder has not previously assigned or sold any of the Securities set forth on Schedule I hereto to any third party.

2.4 Stockholder Has Adequate Information. Stockholder is a sophisticated seller with respect to the Securities and, subject to the truth and accuracy of the representations, warranties and covenants contained in the Merger Agreement, has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Purchaser or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither Purchaser nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Merger Agreement.

2.5 No Setoff. Subject to the terms of the Company Warrants, there are no legal or equitable defenses or counterclaims that have been asserted by or on behalf of (i) the Company, to the knowledge of such Stockholder, or (ii) such Stockholder, to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

3. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent and warrant to Stockholder, as of the date hereof, that:

3.1 Authorization. Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Purchaser have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Purchaser, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent’s or Purchaser’s ability to satisfy its obligations under this Agreement.

3.3 No other Representations. Parent and Purchaser each further acknowledges and agrees that (i) it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement except for the representations and warranties expressly set forth in Section 2 of this Agreement; (ii) no Stockholder or, any of its Affiliates, or any other Person has made any representation or warranty, express or implied, with respect to the matters set forth herein except as expressly set forth in Section 2 of this Agreement and (iii) it is purchasing the Shares, making the Offer and entering into the Merger Agreement and this Agreement based on the results of its inspections and investigations, and not on any representation or warranty of any Stockholder or any of its Affiliates except for the representations and warranties expressly set forth in Section 2 of this Agreement.

4. Survival of Representations and Warranties. The respective representations and warranties of Stockholder, Parent and Purchaser contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall not survive the Termination Date, subject to Section 6.1.

5. Specific Performance. Stockholder acknowledges that Purchaser and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Purchaser and Parent upon the breach by Stockholder of such covenants and agreements, Purchaser and Parent shall have the right to seek injunctive relief to restrain any breach or threatened breach of such covenants or agreements by such Stockholder or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1 Term. This Agreement and all obligations hereunder shall terminate automatically (without any further action of the parties) upon the earlier of (i) the day after the Merger is consummated, (ii) the date of any modification, waiver or amendment to the Merger Agreement (including the form of CVR Agreement attached thereto) in a manner that reduces the amount or changes the form of consideration payable thereunder to Stockholder; provided that any substitution of a cash payment paid on the Closing Date for an identical value of potential payments under the CVR Agreement, if approved by the Company’s Board of Directors, shall not result in a termination of this Agreement, (iii) the mutual written consent of the Parent and the Stockholders holding a majority of the Shares and (iv) the date upon which the Merger Agreement is validly terminated (the “Termination Date”). Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party from liability arising from any willful breach prior to such termination, and this Section 6 shall survive any such termination.

6.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on the Company Board of Directors or as an officer or fiduciary of the Company, acting in such person’s capacity as a director, officer or fiduciary of the Company.

6.3 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Assignment. Except as provided in Section 1.1, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Purchaser may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Purchaser without such prior written approval (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); but no such assignment shall relieve Parent or Purchaser of any of its obligations hereunder. Any purported assignment requiring consent without such consent shall be void.

6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail (with receipt confirmed by telephone), or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

if to Parent or Purchaser, to:

Yuichi Kubo

Vice President, Business Development & Licensing

Daiichi Sankyo Company, Limited

Daiichi Sankyo Building A

3-5-1, Nihonbashi-honcho, Chuo-ku, Tokyo 103-8426, Japan

Email: kubo.yuichi.d7@daiichisankyo.co.jp

Yoshihiro Aoyagi

General Counsel

Vice President, Legal Affairs

Daiichi Sankyo Company, Limited

Daiichi Sankyo Building A

3-5-1, Nihonbashi-honcho, Chuo-ku, Tokyo 103-8426, Japan

Email: aoyagi.yoshihiro.ak@daiichisankyo.co.jp

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Gary I. Horowitz and Patrick J. Naughton

Email: ghorowitz@stblaw.com; pnaughton@stblaw.com

If to Stockholder, to the addresses indicated on Schedule I hereto.

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

Attention: Geoffrey W. Levin

Email: geoffrey.levin@cwt.com

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.11 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12 Further Assurances. From time to time, at Parent’s request and without further consideration, Stockholder (in its capacity as such) shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.13 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15 No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board of Directors has adopted and approved the possible acquisition of the Shares by Parent and Purchaser pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto.

6.16 Independence of Obligations. The covenants and obligations of the Stockholders set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Stockholder, on the one hand, and the Parent or Purchaser, on the other hand. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

6.17 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to each applicable Stockholder, and neither Parent nor Purchaser shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.

6.18 Non-recourse. Notwithstanding any provision of this Agreement or otherwise, Parent and Purchaser acknowledge and agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that none of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) of any Stockholder shall have any liability arising out of or relating to this Agreement or any of the transactions contemplated herein.

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IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

DAIICHI SANKYO COMPANY, LIMITED

By:
Name:
Title:

CHARGE ACQUISITION CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO TENDER AGREEMENT]

IN WITNESS WHEREOF, Parent, Purchaser and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

[STOCKHOLDER]

By:
Name:
Title:

[SIGNATURE PAGE TO TENDER AGREEMENT]

SCHEDULE I TO THE TENDER AGREEMENT

1.	Securities held by Stockholder:

Stockholder	Shares	Options to Purchase Shares	Restricted Stock	Company Warrants

2.	Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:

Email:

with a copy to:

Email:

Facsimile: